Exhibit 99.1
Oppenheimer Holdings Inc. Reports Fourth Quarter and Full Year 2024 Earnings

New York, January 31, 2025 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $10.7 million or $1.04 basic earnings per share for the fourth quarter of 2024 compared with net income of $11.1 million or $1.07 basic earnings per share for the fourth quarter of 2023. Fourth quarter and full year 2024 results were significantly impacted by higher pre-tax compensation expenses for liability-based awards totaling $20.5 million and $32.6 million, respectively, attributable to an increase in OPY Class A share price. Revenue for the fourth quarter of 2024 was $375.4 million compared to revenue of $308.3 million for the fourth quarter of 2023, an increase of 21.8%.
For the year ended December 31, 2024, the Company reported net income of $71.6 million or $6.91 basic earnings per share compared with net income of $30.2 million or $2.81 basic earnings per share for the year ended December 31, 2023. Revenue for the year ended December 31, 2024 was $1.4 billion compared to revenue of $1.2 billion for the year ended December 31, 2023, an increase of 14.7%.
Effective in the fourth quarter of 2024, the Company combined the former Private Client and Asset Management business segments to form the Wealth Management segment.

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
	4Q-24	4Q-23	FY-24	FY-23
Revenue	$375,417	$308,289	$1,432,496	$1,248,825
Compensation Expense	$256,439	$193,196	$936,814	$782,396
Non-compensation Expense	$101,911	$97,261	$389,925	$419,659
Pre-Tax Income	$17,067	$17,832	$105,757	$46,770
Income Taxes Provision	$6,338	$6,236	$34,510	$16,498
Net Income (1)	$10,729	$11,100	$71,557	$30,179
Adjusted Net Income (1)(a)	N/A	$16,100	N/A	$43,179
Earnings Per Share (Basic) (1)	$1.04	$1.07	$6.91	$2.81
Adjusted Earnings Per Share (Basic) (1)(a)	N/A	$1.56	N/A	$4.02
Earnings Per Share (Diluted) (1)	$0.92	$0.98	$6.37	$2.59
Adjusted Earnings Per Share (Diluted) (1)(a)	N/A	$1.42	N/A	$3.71
Book Value Per Share	$82.31	$76.72	$82.31	$76.72
Tangible Book Value Per Share (2)	$64.96	$59.54	$64.96	$59.54
(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding

Highlights

•Record revenue for the full year 2024 driven by higher advisory fees attributable to a rise in billable assets under management ("AUM"), an increase in transaction-based commissions as well as significantly improved investment banking and interest revenue
•AUM at December 31, 2024 were at record levels due to market appreciation
•Compensation expenses increased from the prior year largely as a result of higher production related expenses, incentive compensation accruals and elevated costs associated with stock appreciation rights
•Lower non-compensation expenses for the full year 2024 primarily reflect lower legal and regulatory costs, partially offset by higher interest expense on short-term borrowings
•The Company repurchased 243,806 shares of Class A non-voting common stock during the full year 2024 under its previously announced share repurchase program and successfully completed the redemption of all outstanding Senior Secured Notes in the fourth quarter of 2024
•Total stockholders' equity, book value per share and tangible book value per share at December 31, 2024 reached record levels as a result of positive earnings

Albert G. Lowenthal, Chairman and CEO commented, "The Firm registered strong results of operations for the full year 2024 on the back of record high revenue generated by our diverse businesses. Our reported results were negatively impacted (with full year expense totaling $32.6 million pre-tax) by the increase in our stock price in 2024 and its conversion to expense in certain liability awards previously made to employees, making the recent recognition of our stock by investors, a mixed blessing.

Our results were buoyed by an equities market that had a strong increase in popular averages, as lower interest rates and a strong domestic economy powered the S&P 500 to 57 new record closes and its best consecutive years in over two decades. Equity markets were led by significant increases in the performance of the “Magnificent Seven,” propelled by the expectation of the impact of A.I. on the economy in future years. Most economic indicators currently suggest that the economy is well on its way to achieving a “soft landing” as we move into 2025.

The continued rise of the markets drove the outstanding results shown in our Wealth Management business. Asset-based advisory fees, in particular, grew significantly from the prior year in large part due to AUM reaching a fourth-consecutive all-time high at year-end. Retail trading volumes also remained elevated throughout the year, boosting transaction-based commissions. However, these positive drivers were offset to a degree by both lower interest-sensitive sweep income owing to lower average sweep balances, as well as higher share-based compensation expenses associated with stock appreciation rights granted to financial advisors. In the fourth quarter of 2024 alone, we recognized $20.5 million of expense related to these stock appreciation rights due to the significant increase in share price of our Class A non-voting common stock. In comparison, we recognized a relatively modest expense of $4.3 million in the fourth quarter of 2023.

In our Capital Markets businesses, we saw our 2024 investment banking results benefit from a somewhat improved market environment which drove higher new issuance and transaction activity levels when compared to the prior year. Though our revenue increased in 2024, we believe that capital markets conditions (and related transaction volumes) have yet to reach their full potential and expect that our business will stand to benefit when they do. Our institutional trading business also performed quite well in 2024, with higher sales and trading revenue attributed to greater volumes and increased market share.

Overall, we are extremely pleased with the accomplishments that we achieved in 2024. We ended the year with record revenue, AUM, stockholders’ equity and book value per share levels, and a significantly de-levered balance sheet after completing the redemption of our Senior Secured Notes earlier in the fourth quarter of 2024. We remain optimistic about our future and look forward to continuing to serve our clients."

Segment Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
	4Q-24	4Q-23	FY-24	FY-23
Wealth Management(b)
Revenue	$253,515	$225,280	$972,052	$890,187
Pre-Tax Income	$53,708	$60,070	$265,739	$218,535
Assets Under Administration (billions)	$129.5	$118.2	$129.5	$118.2
Asset Under Management (billions)	$49.4	$43.9	$49.4	$43.9

Capital Markets
Revenue	$119,325	$81,457	$447,579	$345,897
Pre-Tax Loss	$(4,975)	$(18,179)	$(39,596)	$(62,961)

Fourth Quarter Results

Wealth Management(b)

Wealth Management reported revenue of $253.5 million for the fourth quarter of 2024, 12.5% higher compared with a year ago. Pre-tax income was $53.7 million, a decrease of 10.6% compared with a year ago. Financial advisor headcount was 931 at the end of the fourth quarter of 2024, unchanged from the fourth quarter of 2023, representing the first year in many in which the addition of new advisors offset the retirement of existing advisors.
Revenue:
•Retail commissions increased 21.8% from a year ago primarily driven by higher retail trading activity
•Advisory fees increased 23.3% from a year ago due to higher AUM valuations during the billing period
•Bank deposit sweep income for the fourth quarter of 2024 decreased $5.2 million from a year ago due to lower cash sweep balances and lower short-term interest rates
•Interest revenue increased 8.1% from a year ago due to higher average margin loan balances
•Other revenue decreased $3.7 million compared with a year ago primarily due to fewer death benefit insurance proceeds and a smaller markup of the cash surrender value of Company-owned life insurance policies when compared to the prior year quarter
Assets under Management (AUM):
▪AUM were $49.4 billion, a new record, at December 31, 2024, which is the basis for advisory fee billings for January 2025
▪The increase in AUM from December 31, 2023 to December 31, 2024 was comprised of higher asset values of $6.4 billion on existing client holdings, offset by net distributions of $0.9 billion
Total Expenses:
•Compensation expenses increased 27.5% compared with the prior year period primarily due to greater production related expenses and elevated costs associated with share appreciation rights
•Non-compensation expenses increased 4.9% compared with a year ago mainly as a result of higher interest expense on short-term borrowings and higher external portfolio management costs, which are directly related to the increase in AUM

('000s; except otherwise indicated)
	4Q-24	4Q-23

Revenue	$253,515	$225,280
Commissions	$61,020	$50,098
Advisory Fees	$129,748	$105,259
Bank Deposit Sweep Income	$32,364	$37,534
Interest	$22,561	$20,875
Other	$7,822	$11,514

Total Expenses	$199,807	$165,210
Compensation	$149,846	$117,563
Non-compensation	$49,961	$47,647

Pre-Tax Income	$53,708	$60,070

Compensation Ratio	59.1%	52.2%
Non-compensation Ratio	19.7%	21.1%
Pre-Tax Margin	21.2%	26.7%

Assets Under Administration (billions)	$129.5	$118.2
Assets Under Management (billions)	$49.4	$43.9
Cash Sweep Balances (billions)	$3.0	$3.4

Capital Markets

Capital Markets reported revenue of $119.3 million for the fourth quarter of 2024, 46.5% higher compared with a year ago. Pre-tax loss was $5.0 million compared with a pre-tax loss of $18.2 million a year ago reflecting the costs associated with adding experienced new personnel.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 137.6% compared with a year ago due to higher transaction volumes
•Equity underwriting fees increased 57.7% when compared with a year ago due to higher new issuance levels
•Fixed income underwriting fees were relatively flat with the prior year period
Sales and Trading
•Equities sales and trading revenue increased 22.3% compared with a year ago due to higher client activity levels
•Fixed income sales and trading revenue increased 30.8% compared to the prior year period primarily due to an increase in trading income attributable to higher volumes and increased market share

Total Expenses:
•Compensation expenses increased 39.0% compared with the prior year period primarily due to higher incentive compensation and the cost associated with new personnel
•Non-compensation expenses increased 4.7% compared with a year ago as a result of higher interest and underwriting-related expenses

('000s; except otherwise indicated)
	4Q-24	4Q-23

Revenue	$119,325	$81,457

Investment Banking	$42,070	$20,704
Advisory Fees	$30,266	$12,740
Equities Underwriting	$9,206	$5,837
Fixed Income Underwriting	$2,192	$1,781
Other	$406	$346

Sales and Trading	$76,082	$60,170
Equities	$38,035	$31,092
Fixed Income	$38,047	$29,078

Other	$1,173	$583

Total Expenses	$124,300	$99,636
Compensation	$81,085	$58,346
Non-compensation	$43,215	$41,290

Pre-Tax Loss	$(4,975)	$(18,179)

Compensation Ratio	68.0%	71.6%
Non-compensation Ratio	36.2%	50.7%
Pre-Tax Margin	(4.2)%	(22.3)%

Full Year Results

Wealth Management(b)

Wealth Management reported revenue of $972.1 million for the year ended December 31, 2024, 9.2% higher compared with the prior year. Pre-tax income was $265.7 million, an increase of 21.6% from the prior year.
Revenue:
•Retail commissions increased significantly from the prior year due to higher overall client activity
•Advisory fees increased 16.4% from the prior year due to higher billable AUM during the year
•Bank deposit sweep income for the full year decreased $34.0 million or 19.7% from the prior year due to lower short-term interest rates and lower cash sweep balances
•Interest revenue increased 4.2% from the prior year due to higher average margin loan balances
•Other revenue increased 30.6% compared with the prior year primarily due to higher death benefit proceeds and allocated syndicate fees

Assets under Management (AUM):
▪AUM were $49.4 billion, a new record, at December 31, 2024, which is the basis for advisory fee billings for January 2025
▪The increase in AUM from December 31, 2023 to December 31, 2024 was comprised of higher asset values of $6.4 billion on existing client holdings, offset by net distributions of $0.9 billion
Total Expenses:
•Compensation expenses increased 21.3% from the prior year primarily due to greater production related expenses and elevated costs associated with share appreciation rights
•Non-compensation expenses decreased 22.4% from the prior year primarily due to significantly lower legal and regulatory costs

('000s; except otherwise indicated)
	FY-24	FY-23
Revenue	$972,052	$890,187
Commissions	$221,558	$186,496
Advisory Fees	$483,390	$415,450
Bank Deposit Sweep Income	$138,771	$172,807
Interest	$88,714	$85,105
Other	$39,619	$30,329
Total Expenses	$706,313	$671,652
Compensation	$514,227	$424,031
Non-compensation	$192,086	$247,621

Pre-Tax Income	$265,739	$218,535

Compensation Ratio	52.9%	47.6%
Non-compensation Ratio	19.8%	27.8%
Pre-Tax Margin	27.3%	24.6%
Assets Under Administration (billions)	$129.5	$118.2
Assets Under Management (billions)	$49.4	$43.9
Cash Sweep Balances (billions)	$3.0	$3.4
`

Capital Markets

Capital Markets reported revenue of $447.6 million for the year ended December 31, 2024, 29.4% higher compared with the prior year. Pre-tax loss was $39.6 million compared with pre-tax loss of $63.0 million for the prior year.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 54.0% compared with the prior year due to an increase in restructuring-related mandates and higher transaction volumes, particularly in the healthcare industry
•Equities underwriting fees increased 36.2% compared with the prior year due to higher new issuance volumes
•Fixed income underwriting fees were up 79.6% compared with the prior year primarily driven by an uptick in new issuance activity
Sales and Trading
•Equities sales and trading revenue increased 5.2% compared with the prior year due to higher trading volumes
•Fixed income sales and trading revenue increased 37.4% compared with the prior year driven by higher trading income attributable to higher volumes and increased market share

Total Expenses:
•Compensation expenses were higher than the prior year due to greater incentive compensation accruals and higher salary expenses associated with opportunistic hires
•Non-compensation expenses were 17.2% higher compared with the prior year mainly due to an increase in interest expense in financing trading inventories

('000s; except otherwise indicated)
	FY-24	FY-23

Revenue	$447,579	$345,897

Investment Banking	$166,785	$111,734
Advisory Fees	$107,222	$69,623
Equities Underwriting	$46,181	$33,904
Fixed Income Underwriting	$11,844	$6,594
Other	$1,538	$1,613

Sales and Trading	$277,262	$231,867
Equities	$134,854	$128,216
Fixed Income	$142,408	$103,651

Other	$3,532	$2,296

Total Expenses	$487,175	$408,858
Compensation	$323,612	$269,330
Non-compensation	$163,563	$139,528

Pre-Tax Loss	$(39,596)	$(62,961)

Compensation Ratio	72.3%	77.9%
Non-compensation Ratio	36.5%	40.3%
Pre-Tax Margin	(8.8)%	(18.2)%

Other Matters

•The Board of Directors announced a quarterly dividend in the amount of $0.18 per share for the fourth quarter of 2024 payable on February 28, 2025 to holders of Class A non-voting and Class B voting common stock of record on February 14, 2025
•Compensation expense as a percentage of revenue was 65.4% during the 2024 year versus 62.7% for the prior year
•The effective tax rate for the 2024 year improved to 32.6% compared with 35.3% for the prior year primarily due to the absence of the non-deductible $13.0 million regulatory settlement, which was recorded in 2023

(In millions, except number of shares and per share amounts)
	FY-24	FY-23
Capital
Stockholders' Equity (1)	$850.4	$789.2
Regulatory Net Capital (2)	$381.4	$453.6
Regulatory Excess Net Capital (2)	$357.9	$435.0

Common Stock Repurchases
Share Repurchase Program
Repurchases	$9.6	$17.6
Number of Shares	243,806	463,335
Average Price Per Share	$39.39	$38.07
"Dutch Auction" Tender Offer
Repurchases	$—	$17.49
Number of Shares	—	437,183
Average Price Per Share	$—	$40.00

Period End Shares	10,331,401	10,286,448
Effective Tax Rate	32.6%	35.3%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer
Notes

(a) Adjusted net income and earnings per share attributable to Oppenheimer Holdings Inc. (a non-GAAP financial measure) excludes $5.0 million and $13.0 million of expense related to a regulatory settlement that was recognized during the fourth quarter of 2023 and year-ended December 31, 2023, respectively. Refer to the schedule on page 7 for additional explanation of non-GAAP financial measures and a reconciliation of adjusted net income and earnings per share to U.S. GAAP.

(b) Effective in the fourth quarter of 2024, the Company combined the former Private Client and Asset Management business segments to form the Wealth Management segment. Our Capital Markets and Corporate/Other segments were not impacted by these changes. To provide historical information on a basis consistent with the revised segment presentation, the Company recast prior period segment results.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 88 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and Factors Affecting "Forward-Looking Statements" in Part I, Item 2 in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
REVENUE
Commissions	$113,726	$90,074	26.3	$409,710	$349,248	17.3
Advisory fees	129,758	105,465	23.0	483,433	415,679	16.3
Investment banking	44,606	22,311	99.9	176,447	117,665	50.0
Bank deposit sweep income	32,364	37,534	(13.8)	138,770	172,807	(19.7)
Interest	35,932	25,859	39.0	135,537	104,550	29.6
Principal transactions, net	12,012	18,712	(35.8)	54,684	65,347	(16.3)
Other	7,019	8,334	(15.8)	33,915	23,529	44.1
Total revenue	375,417	308,289	21.8	1,432,496	1,248,825	14.7
EXPENSES
Compensation and related expenses	256,439	193,196	32.7	936,814	782,396	19.7
Communications and technology	25,501	23,508	8.5	99,361	91,321	8.8
Occupancy and equipment costs	16,248	16,380	(0.8)	63,852	66,002	(3.3)
Clearing and exchange fees	7,894	6,687	18.0	27,641	24,928	10.9
Interest	21,360	18,246	17.1	87,991	68,599	28.3
Other	30,908	32,440	(4.7)	111,080	168,809	(34.2)
Total expenses	358,350	290,457	23.4	1,326,739	1,202,055	10.4

Pre-tax Income	17,067	17,832	(4.3)	105,757	46,770	126.1
Income tax provision	6,338	6,236	1.6	34,510	16,498	109.2
Net Income	$10,729	$11,596	(7.5)	$71,247	$30,272	135.4

Less: Net income (loss) attributable to non-controlling interest, net of tax	—	496	*	(310)	93	*
Net income attributable to Oppenheimer Holdings Inc.	$10,729	$11,100	(3.3)	$71,557	$30,179	137.1

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$1.04	$1.07	(2.8)	$6.91	$2.81	145.9
Diluted	$0.92	$0.98	(6.1)	$6.37	$2.59	145.9

Weighted average number of common shares outstanding
Basic	10,331,401	10,326,996	—	10,349,803	10,736,166	(3.6)
Diluted	11,389,040	11,305,198	0.7	11,230,007	11,645,708	(3.6)

Period end number of common shares outstanding	10,331,401	10,286,448	0.4	10,331,401	10,286,448	0.4
* Percentage not meaningful

Explanation of Non-GAAP Financial Measures

The Company included certain non-GAAP financial measures within this Earnings Release to supplement the U.S. GAAP financial information. Adjusted results begin with information prepared in accordance with U.S. GAAP, and such results are adjusted to exclude certain items. Specifically, we included non-GAAP measures that adjust the Company’s net income and earnings per share to exclude the expense associated with a non-recurring regulatory settlement. The Company believes that these non-GAAP financial measures provide additional useful information for investors because they permit investors to view the financial measures on a basis consistent with how management views the operating performance of the Firm. These non-GAAP financial measures, when presented in conjunction with comparable U.S. GAAP measures, also are useful to investors when comparing the Company’s results across different financial reporting periods on a consistent basis.

The following tables reconcile our non-GAAP financial measures to their respective U.S. GAAP measures. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to, the analysis of U.S. GAAP financial measures.

Net Income Attributable to Oppenheimer Holdings Inc. and Earnings Per Share U.S. GAAP Reconciliation

Reconciliation of net income attributable to Oppenheimer Holdings Inc. to adjusted net income attributable to Oppenheimer Holdings Inc., reconciliation of basic earnings per share to adjusted basic earnings per share, and reconciliation of diluted earnings per share to adjusted diluted earnings per share are as follows:

('000s, except per share amounts)	For the Three Months Ended	For the Year Ended
	December 31, 2023	December 31, 2023
Net income attributable to Oppenheimer Holdings Inc. (U.S. GAAP)	$11,100	$30,179
Net income impact of regulatory settlement	5,000	13,000
Adjusted net income attributable to Oppenheimer Holdings Inc. (non-GAAP)	$16,100	$43,179

Basic earnings per share (U.S. GAAP)	$1.07	$2.81
Basic earnings per share impact of regulatory settlement	$0.49	$1.21
Adjusted basic earnings per share (non-GAAP)	$1.56	$4.02

Diluted earnings per share (U.S. GAAP)	$0.98	$2.59
Diluted earnings per share impact of regulatory settlement	$0.44	$1.12
Adjusted diluted earnings per share (non-GAAP)	$1.42	$3.71